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                                                                    Exhibit 10.5

                AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

      THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT ("Agreement") is made as of December 14, 2004 (the "Effective Date") by and between U.S. PLASTIC LUMBER LTD., a Delaware corporation ("Seller"), and LEES DEVELOPMENT COMPANY, INC., a Florida corporation or its assigns ("Purchaser").

      In consideration of the mutual covenants of the parties set forth herein and for other good and valuable consideration, and subject to the approval by the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division (the "Bankruptcy Court") and to any Overbid Offer as herein provided, Seller and Purchaser agree as follows:

      1. Definitions. The following terms shall have the meanings assigned. Definitions of certain other capitalized terms are set forth elsewhere in this Agreement.

            "Claim" means any claim, lawsuit, demand, suit, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, or any hearing, investigation or notice of a violation by a Governmental Authority.

            "Closing" means the execution of all documents required, payment of the Purchase Price and all costs and taxes due and recording of the Deed.

            "Environmental Law" means any international federal, state or local statute, law, regulation, order, consent, decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance, or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous solid waste, or Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the Real Property, including, without limitation, the following: the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-Authorization Act of 1986; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984; the Hazardous Materials Transportation act, as amended; the Federal Water Pollution Control Act, as amended by the clean Water Act of 1976; the Safe Drinking Water Act; the Clean Air Act, as amended; the Toxic Substances Control Act of 1976; the Occupational Safety and Health Act of 1977, as amended; the Emergency Planning and Community Right-to-Know Act of 1986; the National Environmental Policy Act of 1975; the Oil Pollution Act of 1990, and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for clean-up or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules and regulations promulgated thereunder.

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            "Environmental Permits" means any permit, license, approval or consent or other authorization required by or pursuant to any Environmental Law.

            "Final Order" shall mean a final order, acceptable in form and substance to Purchase and Seller, approving the sale and this Agreement and finding Purchaser to be a "good faith" purchaser afforded the protections of
Section 363(m) of the Bankruptcy Code and which order shall have been entered by the Bankruptcy Court (or such other court having jurisdiction over Seller's Chapter 11 case), and from which there shall have been no stay obtained preventing the Seller from consummating the sale to Purchaser.

            "Governmental Authority" means any legislative, judicial, executive, regulatory or administrative body, agency, commission, authority or instrumentality of the United States of America or of any state, county, city or other political subdivision within the United States of America, and any arbitrator or panel of arbitrators whose rulings, Orders, and awards are in the particular circumstances presented, enforceable in a court of law within the United States of America.

            "Hazardous Substance" shall mean any hazardous or toxic material, substance, or waste, pollutant or contaminant which is regulated under any statute, law, regulation, rule or ordinance of any local, state, regional, or federal authority having jurisdiction over the Real Property, or its use, including, but not limited to, any material, substance or waste which is (i) defined as a hazardous substance under any Environmental Laws; (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products; (iii) polychlorinated biphenyls; (iv) lead; (v) urea formaldehyde;
(vi) asbestos; (vii) flammable explosives; (viii) infectious materials; (ix) radioactive materials; or (x) defined or regulated as a hazardous substance under rules or regulations promulgated under any Environmental Laws.

            "Losses" means all Claims, investigations, actions or causes of action, losses, liabilities, fines, penalties, judgments, liens, injuries, damages, costs of settlement or other costs or expenses of whatever kind or nature (including any action or proceeding brought, threatened or ordered by any Governmental Authority), including attorneys' and experts' fees and court costs and expenses, and investigation and remediation costs.

            "Order" means any decree, order, judgment, injunction, rule, requirement or consent of or by a Governmental Authority.

            "Permitted Exceptions" means those items approved in writing by Purchaser, at its sole discretion, following its review of the Commitment or as otherwise described in Paragraph 4b herein.

            "Personal Property" means the personal property of the Seller as set forth on Exhibit A hereto and incorporated herein for all purposes.

            "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, trust, association or organization whether or not for profit, and any Governmental Authority.

            "Property" means the Real Property and the Personal Property.

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            "Real Property" means all of Seller's land, buildings, structural additions, fixtures, electrical, heating and plumbing equipment, furnaces, air conditioners, lighting fixtures, carpeting, tile, linoleum, drinking fountains, hot water heaters, and other improvements located in the City of Ocala, County of Marion, State of Florida, together with all privileges, rights, title interests, easements, hereditaments, and appurtenances thereunto belonging to Seller, and all right, title, and interest of Seller in and to all streets, alleys, railways, passages, and other rights-of-way included therein or adjacent thereto (before or after the vacation hereof) as further described on Exhibit B attached hereto and incorporated herein for all purposes.

            "Regulation" means any rule, law, statute, regulation, ordinance, requirement or other binding action of or by a Governmental Authority.

            "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substances).

            "Title Company" means Fidelity National Title Insurance Company, 859 Trafalgar Court, Suite 150, Maitland, Florida, 32751.

      2. Agreement of Sale. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price upon the terms and conditions set forth in this Agreement, the Property the "Transaction").

      3. Purchase Price and Payment. The purchase price for the Property (the "Purchase Price") shall be the sum of THREE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($3,250,000.00). Purchaser shall pay the Purchase Price as follows:

            a. Initial Deposit. Purchaser shall deposit FIFTY THOUSAND DOLLARS ($50,000.00) (the "Initial Deposit") with Stichter, Riedel, Blain and Prosser, P.A. ("Stichter"), upon full execution of this Agreement. Purchaser shall deposit One Hundred Thousand ($100,000.00) (the "Increased Deposit" and together with the Initial Deposit the "Deposit") with Stichter on or prior to January 12, 2005. Stichter shall deposit the Deposit in an interest-bearing trust account. At the Closing, the Deposit plus accrued interest shall be applied to the Purchase Price. If the Transaction does not close, the Deposit shall be paid to the party entitled to such payment provided in this Agreement.

            b. Balance of Purchase Price. On or before the Closing, Purchaser shall deliver THREE MILLION ONE HUNDRED THOUSAND DOLLARS ($3,100,000.00) plus or minus prorations and costs (the "Cash Balance") in readily available funds to the Title Company. At Closing, the Cash Balance shall be applied to Purchaser's obligation to pay the Purchase Price and the net to Seller shall be delivered by the Title Company to Seller.

      4.    Title/Survey/Environmental Assessment.

            a. Title. At the Closing, Seller shall convey to Purchaser fee simple title to the Real Property, free and clear of all liens and encumbrances except for the Permitted

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Exceptions, and all of the Seller's rights, title and interests in and to the
Personal Property free and clear of all liens and encumbrances.

            b. Title Report. Within ten (10) days of the Effective Date, Purchaser may obtain, at Purchaser's option and at Purchaser's expense, a preliminary commitment for title insurance for the Real Property from the Title company (the "Commitment"). Purchaser shall provide a copy of that Commitment to Seller upon receipt. Purchaser shall have ten (10) days from receipt of the Commitment to object to any exceptions in the Commitment (the "Title Defects"). Purchaser agrees that any Title Defects not objected to, in writing, within the time provided herein are accepted and shall be deemed Permitted Exceptions. If Purchaser objects to a Title Defect and Seller is unable or unwilling to remove or cure the Title Defect prior to Closing, Purchaser may, at its option, (i) terminate this Agreement and have the Deposit immediately returned; or (ii) waive the Title Defects and close the Transaction. Seller shall have no obligation or duty hereunder to remove or cure any Title Defect.

            c. Title Insurance. At the Closing, at Purchaser's option and at Purchaser's expense, Purchaser shall buy an American Land Title Association ("ALTA") title insurance policy with Florida modifications or equivalent policy issued by the Title Company, insuring to Purchaser that the title to the Real Property is vested in Purchaser in fee simple, free and clear of all liens and encumbrances except for the Permitted Exceptions. The title insurance policy shall provide loss coverage to Purchaser in the amount of the Purchase Price. Purchaser shall have the right and option to obtain further endorsements or coverages at its own expense.

            d. Survey. Within the Due Diligence Period, Purchaser may, at its option and own cost and expense, obtain a boundary stake survey of the Real Property in accordance with the "Minimum Standard Detail Requirements for ACTAIACM for Land Surveys" prepared by a registered land surveyor or engineer licensed in Florida, selected by, and acceptable to Purchaser, which survey shall be certified by the surveyor to Purchaser and such other parties as Purchaser shall designate (the "Survey").

            e. Environmental Site Assessment. Within the Due Diligence Period, Purchaser, at its option and its own cost and expense, may obtain a Phase I or Phase II environmental site assessment in accordance with the methodology of the American Society for testing and materials prepared by a qualified engineering firm, selected by, and acceptable to Purchaser, which report shall be certified by the firm to Purchaser and such other parties as Purchaser shall designate (the "Phase I").

      5. Closing Agent. The Transaction shall be closed at the office of Hendry, Stoner, DeLancett & Brown, P.A. agent for the Title Company (the "Closing Agent").

      6. Closing Date. Unless otherwise agreed to by the parties, the Closing will take place within ten (10) days after the entry of the Final Order (the "Closing Date") but in any event no later than February 28, 2005. At the Closing, the parties shall deliver the items described in Paragraphs 8 and 9 below.

      7. Conditions Precedent to Obligations of Seller and Purchaser. The obligations of Purchaser and Seller under this Agreement to consummate the Transaction will be subject to the

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entry of the Final Order by the Bankruptcy Court and the condition that there shall not be in effect a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree, the effect of which prohibits the Closing.

      8. Purchaser's Closing Conditions. The obligation of Purchaser to consummate the Transaction shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion.

            a. Closing Deliveries. Seller shall have delivered to the Title Company or Purchaser, as applicable, on or before the Closing Date the following items, each of which shall be dated as of the Closing Date:

                  i. one (1) special warranty deed ("Deed") duly executed and acknowledged by Seller, conveying to Purchaser all of Seller's right, title and interest in and to the Real Property, free and clear of all liens and encumbrances except for the Permitted Exceptions;

                  ii. one (1) Quitclaim bill of sale which bill of sale will convey Seller's interest in and to the personal property which is a part of the Real Property and the Personal Property to the Purchaser on an AS IS WHERE IS basis;

                  iii.  one environmental liability insurance policy for five
(5) years, from a company licensed in Florida, acceptable to Purchaser as to terms, amount and company if consented to by Seller pursuant to Section 15f below; and

                  iv. Any other documents required by this Agreement to be delivered by Seller at Closing, including, without limitation, all documentation required from Seller for issuance of the title insurance policy in accordance with Section 4(c) above.

            b. Truth of Warranties. All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

            c. Performance Obligations. Seller shall have performed and observed, in all material respects, all covenants and agreements contained in this Agreement that are to be performed and observed by Seller prior to or at the Closing.

      9. Seller's Closing Conditions. The obligation of Seller to consummate the Transaction shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion.

            a. Closing and Deliveries. Purchaser shall have delivered to the Title Company or Seller, as applicable, on or before the Closing Date the following items, each of which shall be dated as of the Closing Date:

                  i. the Title Company shall have received the Deposit and the Cash Balance; and

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                  ii.   any other documents required by this Agreement or the
Title Company to be delivered by Purchaser at Closing, including, without limitation, the Survey.

            b. Truth of Warranties. All of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

            c. Performance of Obligations. Purchaser shall have performed and observed, in all material respects, all covenants and agreements contained in this Agreement that are to be performed and observed by Purchaser prior to or at the Closing.

            d. Final Order. The Final Order shall have been entered by the Bankruptcy Court approving the sale of the Property and authorizing Seller to consummate the Transaction.

      10.   (Reserved)

      11. Closing Costs and Prorations. Real property taxes and assessments for the Real Property that are not yet due and payable shall be prorated and adjusted on the basis of a 365/366 day year as applicable. Seller will be responsible for same through the Closing Date and Purchaser will assume payment thereof after Closing. Purchaser shall pay (a) the cost to record the Deed, (b) -1/2 of any escrow fees, and (c) the title insurance premium and to the extent applicable, for any zoning and nonimputation endorsements or coverages desired by Purchaser. Purchaser will also pay for the Survey and the Phase I. Seller shall pay for the documentary stamps on the Deed, unless the Final Order provides for an exemption of such documentary stamps under Section 1146(c) of the Bankruptcy Code exempting the transfer of title to the Real Property from documentary stamps in which event no such documentary stamps will be paid by Seller, -1/2 of any escrow fee, and any prorated items in accordance herewith.

      12. Representations and Warranties of Seller. Subject to approval by the Bankruptcy Court, Seller represents and warrants to Purchaser as follows on the Effective Date and on the Closing Date:

            a. Organization of Seller. Seller is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has full power and authority to conduct its business as it is presently being conducted and to own and sell the Property.

            b. Authorization. Subject to Bankruptcy Court approval, this Agreement, upon execution by the parties, is a valid and binding obligation of Seller enforceable in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws and principles of equity affecting the enforcement of creditors' rights generally. Seller has the corporate power and authority to enter into this Agreement and to consummate the Transaction.

            c. Title to the Real Property. Seller has fee simple title to the Real Property.

            d. Compliance with Environmental Laws. The Real Property has not been used by Seller or, to the best of Seller's knowledge without inquiry or investigation by Seller or

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its officers and directors, by any previous or current occupants or tenants of the Real Property, if any, to generate, manufacture, refine, transport, treat, store, handle or dispose of any Hazardous Substances, and no such Hazardous Substances exist on the Real Property or in its soil or groundwater. To the best of Seller's knowledge without inquiry or investigation by Seller or its officers and directors, no underground storage tanks have been installed on the Real Property. Seller has no notice of any material pending or threatened Claim under any applicable Environmental Laws arising out of the condition of the Real Property nor has there occurred the unauthorized Release or storage of Hazardous Substances on the Real Property. The Seller agrees that on or before January 7, 2005 to do the following: to (1) remove and dispose of all friable asbestos, used oil, other petroleum products or Hazardous Substances and to clean and remove product or waste from the above ground storage tanks; (2) sample and clean up the area around the Hot Oil Boiler and drainage ditch as set forth in the letters from Associated Sciences Corporation dated October 28, 2004 and November 1, 2004, which are attached hereto as Composite Exhibit C; (3) dispose of solid waste described in paragraph 4 of Composite Exhibit C; and (4) deliver to William Enos of Associated Sciences Corporation regular periodic reports of the progress of the work described in subparagraph (1) through (3) and furnish a final report with lab results on or before January 7, 2005. Purchaser shall either accept or not accept Seller's compliance as provided in Paragraph 15f below.

      13. Supplements to Disclosure. From time to time prior to the Closing Date, Seller may amend or supplement any disclosure provided to Purchaser with respect to any matter that, if existing or occurring at or prior to the Effective Date, would be necessary to complete or correct any information in any representation or warranty contained in Section 12.

      14. Representations and Warranties of Purchaser. Purchaser hereby warrants to Seller the following on the Effective Date and the Closing Date:

            a. Organization of Purchaser. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Florida and it has full power and authority to conduct its business as it is presently being conducted and to purchase the Property.

            b. Authorization. This Agreement, upon execution by the parties, is a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws and principles of equity affecting the enforcement of creditors' rights generally. Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, nor compliance by Purchaser with any of its provisions, will violate any Regulation, Order or writ applicable to Purchaser or to any of its properties or assets. The execution, delivery and performance of this Agreement and the Transaction has been duly authorized by Purchaser in accordance with its governing documents and the laws of the state of its formation and no other proceedings on its part are necessary to authorize this Agreement. Purchaser has full power and authority to enter into this Agreement and to consummate the Transaction.

            c. No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the Transaction will result in: (i) a breach of, or a default under, any term or provision of any material contract, agreement, indebtedness, lease, encumbrance, commitment, license, franchise, permit, authorization or concession to which

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Purchaser is a party or by which the Purchaser is bound, which breach of default would have a material adverse effect on the business or financial condition of Purchaser or its ability to Order or award, which violation would have a material adverse effect on the business or financial condition of Purchaser or its ability to consummate the Transaction.

            d. Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, or any other Person or entity is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of this Transaction.

            e. No Financing. Purchaser has sufficient funds to enable Purchaser to consummate the Transactions contemplated by this Agreement.

      15. Due Diligence. Purchaser will have from the Effective Date until December 31, 2004 (the "Due Diligence Period") to perform a complete due diligence review of the Property (the "Due Diligence") which may include examination of the Commitment, the Survey, and other inspections of the Real Property, a review of the Real Property's financial performance, inspections of the Personal Property and all third-party reports except for the examination of any Phase I and the environmental report described in Paragraph 12d above, for which the end of the Due Diligence Period shall be January 7, 2005. The response of the Purchaser as to environmental matters shall be pursuant to Paragraph 15f below.

            a. Inspection. Purchaser shall have the right to enter onto the Real Property at reasonable times prior to Closing for the purpose of performing such studies, surveys, test and inspections of the Property that Purchaser may deem necessary or advisable. All expenses in connection with the Due Diligence shall be paid solely by Purchaser, including, without limitation, the Commitment, the title insurance policy, the Survey, and the Phase I, whether or not the Transaction closes and whether or not the information is communicated to Seller.

            b. Notice. As part of its Due Diligence, Purchaser shall: (i) notify Seller before conducting any invasive test on the Real Property and allow Seller to observe the testing operations; (ii) make available to Seller copies of any and all test reports (including drafts) conducted by or for Purchaser;
(iii) remove promptly from the Real Property all soil, drill cuttings, drilling muds, liquids or other substances or equipment or storage containers incident to conducting any environmental test and manage all such materials in compliance with all applicable laws; (iv) restore the Real Property to substantially the same condition prior to any test, reasonable wear and tear from ordinary use excepted; and (v) notify Seller before communicating with any Governmental Authority regarding the environmental condition of the Real Property and allow Seller to attend any meeting with such Governmental Authority.

            c. Indemnity. Purchaser shall not create or suffer to be created any damage, lien, or encumbrance against the Real Property or the Personal Property as a result of Purchaser or Purchaser's agents entering on the Real Property. Purchaser agrees to indemnify and hold Seller harmless from and against any and all Losses or other liabilities arising out of any such Due Diligence performed by Purchaser or on Purchaser's behalf. If Seller is made a party any Claim as a result of Seller's agreement to allow Purchaser to have access to the Real Property and the Personal Property for the purposes of Purchaser's Due Diligence, Purchaser agrees to

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pay all of Seller's Losses. Purchaser agrees that Seller shall not be liable for any Losses of any type whatsoever to any vehicle, equipment or other personal property used, stored or left on the Real Property by Purchaser, its agents, or contractors, in connection with the performance of Purchaser's Due Diligence, and agrees to defend, indemnify and hold Seller harmless from any such Loss.

            d. Copies of Information. Upon request of Purchaser, Seller shall provide copies of all documents in Seller's possession regarding environmental matters affecting the Real Property and the physical condition of the Real Property in order for the Purchaser to conduct its Due Diligence (the "Due Diligence Information"). The Due Diligence Information shall include, without limitation, any environmental reports, abstracts, maps, and surveys of the Real Property currently in the Seller's possession or control. Purchaser acknowledges that Seller does not warrant the accuracy or completeness of the Due Diligence Information.

            e. Acceptance of Property. On or before December 31, 2004, at 5:00 p.m. as to all matters except the environmental matters set forth in
Section 15f below, Purchaser will either (i) notify Seller that it accepts the Property as is, subject to the title objections raised by the Purchaser, or (ii) notify Seller that it no longer desires to purchase the Property and that it is terminating this Agreement with no further liability on the part of either party and Stichter shall, upon such termination, deliver the Deposit to Purchaser.

            f. Environmental Acceptance of Real Property. On or before January 7, 2005, the environmental consultant for Seller shall furnish to Buyer's environmental consultant, Associated Sciences Corporation, 215 13th Street, St. Augustine, Florida, 32084, attention William Enos, a comprehensive environmental report, including laboratory reports on all drilling and testing on the Real Property. Within five (5) days of the receipt of the aforesaid reports from the environmental consultant of Seller by Associated Sciences Corporation and William Enos, Purchaser shall notify Seller that (i) Purchaser accepts the Real Property subject to the provision of an escrow for environmental correction purposes in an amount to be stated in the notice or
(ii) Purchaser elects to accept the Real Property as is without an escrow or environmental insurance; or (iii) Purchaser accepts the Real Property subject to the escrow as aforesaid and environmental liability insurance in an amount to be stated in the notice. The Seller shall have the right to object or contest the Purchaser's request for an escrow for environmental correction or environmental insurance. In the event the parties do not agree upon the amount and terms of an escrow and/or environmental liability insurance within five (5) days of the date of the Purchaser's notice aforesaid this Agreement shall terminate with no further liability on the part of either party and Stichter shall upon such termination deliver the Deposit to Purchaser.

      16. No Representations. PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (I) EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY CLOSING DOCUMENT REQUIRED HEREBY, SELLER IS TRANSFERRING THE REAL PROPERTY AND THE PERSONAL PROPERTY "AS IS, WHERE IS AND WITH ALL FAULTS"; AND (II) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH HEREIN, OR IN ANY CLOSING DOCUMENT REQUIRED HEREBY, NEITHER SELLER NOR ANY OTHER PERSON IS MAKING, AND PURCHASER IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER

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ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER
CONCERNING ANY OF THE REAL PROPERTY, THE PERSONAL PROPERTY, OR THE TRANSACTION, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO PURCHASER BY SELLER OR ANY OTHER PERSON OR OTHERWISE OBTAINED BY PURCHASER CONCERNING ANY OF THE REAL PROPERTY, THE PERSONAL PROPERTY, OR THE TRANSACTION, INCLUDING ANY REPRESENTATIONS OR WARRANTIES RELATING TO: (I) THE QUALITY, NATURE, HABITABILITY, MERCHANTABILITY, USE, OPERATION, VALUE, MARKETABILITY, ADEQUACY OR PHYSICAL CONDITION OF ANY OF THE REAL PROPERTY, THE PERSONAL PROPERTY, OR ANY ASPECT OR PORTION THEREOF, INCLUDING STRUCTURAL ELEMENTS OF ANY BUILDINGS OR IMPROVEMENTS, SEWAGE, WATER AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, SOILS, GEOLOGY, SURFACE WATER, GROUNDWATER OR ACCESS; (II) THE MAGNITUDE OR DIMENSIONS OF THE REAL PROPERTY; (III) THE DEVELOPMENT OR INCOME POTENTIAL, OR RIGHTS RELATING TO THE REAL PROPERTY, THE PERSONAL PROPERTY OR THE FITNESS, SUITABILITY, VALUE OR ADEQUACY OF THE REAL PROPERTY OR THE PERSONAL PROPERTY FOR ANY PARTICULAR PURPOSE; (IV) THE ZONING OR OTHER LEGAL STATUS OF THE REAL PROPERTY OR THE EXISTENCE OF ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON THE USE OF THE REAL PROPERTY; (V) THE COMPLIANCE OF THE REAL PROPERTY OR THE PERSONAL PROPERTY OR THEIR OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON; AND (VI) THE ABILITY OF PURCHASER TO OBTAIN ANY NECESSARY GOVERNMENTAL APPROVALS, LICENSES OR PERMITS FOR THE USE OR DEVELOPMENT OF THE REAL PROPERTY.

      17.   Intentionally Omitted.

      18.   Casualty and Condemnation.

            a. Condition of Real Property. Seller covenants that at the Closing the Real Property shall be in the same condition as exists in the Effective Date, subject to natural wear and tear.

            b. Notice of Casualty Loss and Condemnation Proceedings. Seller will promptly notify Purchaser of any material physical damage to the Real Property by fire, flood, windstorm, earthquake or other similar event occurring on or after the Effective Date and prior to the Closing or of any condemnation proceeding commenced or threatened with respect to the Real Property on or after the Effective Date and prior to Closing.

            c.    Risk of Loss

                  i. Risk of Loss by Casualty. The risk of loss or damage to the Property by casualty prior to the Closing shall be on Seller. If such loss or damage does occur prior to Closing, Seller shall promptly notify Purchaser in writing. Purchaser may, within five (5) days after receipt of such notice, at Purchaser's option, notify Seller of termination of this Agreement in which case Stichter shall return the Deposit to Purchaser and this Agreement shall thereafter be null and void. If Purchaser does not so terminate this Agreement, the Closing shall occur with no diminution of the Purchase Price, and Purchaser shall be entitled to receive, at Closing, all insurance proceeds resulting therefrom which are payable either before or after Closing (less any amounts Seller may have paid in repairing or restoring the Property).

                  ii. Risk of Loss by Condemnation. The risk of condemnation of the Property prior to the Closing shall be on Seller. If such condemnation does occur prior to Closing, Seller shall promptly notify Purchaser in writing. Purchaser may, within five (5) days after receipt of such notice, at Purchaser's option, notify Seller of termination of this Agreement, in which case Stichter shall return the Deposit to Purchaser and this Agreement shall thereafter be null and void. If Purchaser does not so terminate this Agreement, the Closing shall occur with no diminution of the Purchase Price, and Purchaser shall be entitled to receive, at Closing, all condemnation proceeds resulting therefrom which are payable either before or after Closing.

      19. Termination. This Agreement may be terminated, and the Transaction may be abandoned: (i) at any time before the Closing, by mutual written agreement of Seller and Purchaser; (ii) at any time before the Closing, by Seller and Purchaser, in the event that the Final Order cannot be obtained or any other final, nonappealable order or any law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transaction upon notification of the non-terminating party by the terminating party; (iii) by Purchaser as provided in Section 4(b); (iv) by Seller as provided in Section 21b; (v) by Purchaser pursuant to Sections 15(e), 18(c)(i) and 18(c)(ii); (vi) as provided in Paragraph 15f, (vii) by Seller in the event Purchaser fails to post the Increased Deposit by January 12, 2005 pursuant to Paragraph 3a, and (viii) by February 28, 2005 in the event the Final Order has not been obtained by said date.

      20.   Effect of Termination. If this Agreement is terminated pursuant to
Section 19, this Agreement will forthwith become null and void and (i) there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or affiliates); and (ii) the Deposit shall be paid to Purchaser.

      21.   Failure to Close.

            a. Seller Default. If the Closing shall not have occurred due to Seller's default hereunder and this Agreement shall not have been terminated pursuant to Section 19, Purchaser will be entitled, at its election and its sole and exclusive remedy, either (a) to receive the return of the Deposit or (b) to enforce specific performance of this Agreement. The foregoing remedies or the sole remedies granted to Purchaser in the event Closing does not occur due to Seller's default hereunder, and the Purchaser hereby waives any additional or other rights or remedies to which Purchaser might otherwise be entitled.

            b. Purchaser Default; Liquidated Damages. If the Closing shall not have occurred due to Purchaser's default hereunder, Seller will be entitled, at its election and as its sole and exclusive remedy, either (a) to receive the Deposit as liquidated damages and thereupon terminate this Agreement or (b) to enforce specific performance of this Agreement. The foregoing remedies are the sole remedies granted to Seller in the event the Closing does not occur due to Purchaser's default hereunder, and Seller hereby waives any additional or other rights or remedies to which Seller might otherwise be entitled. The parties acknowledge that Seller's actual damages, in the event of a failure to consummate the Transaction due to Purchaser's default, would be extremely difficult or impracticable to determine. After negotiation, the parties have agreed that, considering all the circumstances existing on the Effective Date, the amount of the Deposit is a reasonable estimate of the damages that Seller would incur in such event.

      22. Dispute Resolution Procedures. Either party may require that any controversy, claim or dispute arising out of the terms of this Agreement shall be submitted for resolution to the Bankruptcy Court.

      23.   General Provisions.

            a. Surviving Obligations. Unless a specified period is set forth in this Agreement, all representations, warranties and covenants contained in this Agreement will terminate, without further action, upon the occurrence of the Closing, with the result that any claim for an alleged breach of any such representations, warranties and covenants may not be pursued and will be deemed to have been irrevocably waived from and after the Closing.

            b. Binding Effect. The provisions of this Agreement shall be binding and inure to the benefit of the parties and their respective successors and permitted assigns.

            c. Assignment. Purchaser shall be entitled to assign any of its rights and obligations under this Agreement to a wholly owned subsidiary or other single purpose entity formed by Purchaser. Purchaser shall notify Seller in writing of the assignment of this Agreement within three (3) days of execution and delivery of such assignment, but in no event later than five (5) days prior to the Closing.

            d. Notices. All notices under this Agreement shall be in writing and shall be effective when actually delivered by hand delivery, facsimile transmission, or three (3) business days after being deposited in the United States mails, certified, return receipt requested. if directed to the other party to this Agreement, such a notice shall be addressed to the addresses (and, in the case of a facsimile transmission, the telephone numbers) set forth below, or to such other address (or telephone number) as one party may indicate by written notice to the other party:

      If to Seller:

            U.S. Plastic Lumber Ltd.
            Attn: Dale Berg
            2600 W. Roosevelt Road
            Chicago, Illinois 60608
            (voice) 312.491.2571
            (facsimile) 312.491.2501
            (email) bergd@uspl.net

            With a copy to:

                  Stichter, Riedel, Blain & Prosser, P.A.
                  Attn: Charles A. Postler, Esq.
                  110 E. Madison Street, Suite 200
                  Tampa, Florida  33602
                  (voice) 813/229-0144
                  (facsimile) 813/229-1811
                  (email) cpostler@srbp.com

      If to Purchaser:

            Lees Development Company, Inc.
            Attn: George R. Lees
            P.O. Box 159
            Bunnell, Florida 32110

            With a copy to:

                  Hendry, Stoner, DeLancett & Brown, P.A.
                  Attn: Robert R. Hendry, Esq.
                  20 N. Orange Avenue, Suite 600
                  Orlando, Florida  32801
                  (voice) 407/483-5880
                  (facsimile) 407/425-7905
                  (email) rhendry@hsdb-law.com

In the absence of a written acknowledgement of receipt by recipient, all notices given by facsimile transmission or email shall also be given by mail or personal delivery, but shall be effective upon receipt of the facsimile transmission or email.

            e. Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit such party's right to enforce such provision, nor shall any waiver of any breach of any provision of this Agreement constitute a waiver of any succeeding breach of such provision or a waiver of such provision itself.

            f. Amendment. This Agreement may not be modified or amended except by the written agreement of the parties.

            g. Attorneys' Fees. Subject to approval by the Bankruptcy Court if arbitration or litigation or any other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted in connection with any controversy arising out of this Agreement or to interpret or enforce any rights, the prevailing party shall be entitled to recover its attorneys', paralegals', accountants', and other experts' fees and all other fees, costs, and expenses actually incurred and reasonably necessary, as determined by the arbitrator(s) or court(s), in addition to all other amounts provided by law. The prevailing party will be deemed to be the party to have won on the issue with the greatest value as determined by the court(s) or arbitrator(s).

            h. Severability. If any term or provision of this Agreement or its application to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to person or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

            i. Integration. This Agreement is the parties' entire agreement and understanding for the purchase and sale of the Property and supersedes all prior and contemporaneous agreements, whether written or oral, between them for such purchase and sale including that certain Purchase and Sale Agreement dated December 14, 2004 and the Addendum to Purchase and Sale Agreement dated December 14, 2004. All exhibits and schedules attached are incorporated by this reference.

            j. Construction and Interpretation. The headings and titles for the sections in this Agreement are intended for ease of reference only and shall not effect the construction or interpretation of any Agreement provision. All provisions of this Agreement have been negotiated at arm's length and this Agreement shall not be construed for or against an party by reason of authorship or alleged authorship of any provision.

            k. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to a contract executed and performed in the State of Florida, without giving effect to the conflicts of law principles thereof. For any action, suit or proceeding arising out of or related to this agreement the parties agree that the exclusive jurisdiction shall be in the Bankruptcy Court or District Court for the Southern District of Florida. The parties waive any objection to the laying of venue of any action, suit or proceeding arising from or related to this Agreement in the courts of the United States of America located in the Southern District of Florida, and hereby further waive and agree not to plead or to claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in any inconvenient forum. The parties further waiver any right to a jury trial in such court.

            l.    Time. Time is of the essence of this Agreement.

            m. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties may execute this Agreement by signing any such counterpart.

            n.    Intentionally Omitted.

            o. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or will be construed to confer on any person, other than the parties to this Agreement, any right, remedy or claim under or with respect to this Agreement.

            p. Facsimile Signatures. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, will be the same as delivery of an original. At the request of any party to this Agreement, the parties will confirm facsimile transmitted signature by executing an original document.

            q. Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its own expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement.

      24. Overbid and Breakup Fee. Subject to approval by the Bankruptcy Court any interested third party may offer to buy the Property on similar terms and conditions described herein; provided, however, any third party purchaser must offer a purchase price greater than that which Purchaser has proposed to pay Seller pursuant to the terms hereof. In such event the offer to purchase ("Overbid Offer") must (i) be in writing signed by the third party offeror; (ii) be for a cash purchase price of at least THIRTY-TWO THOUSAND FIVE HUNDRED DOLLARS ($32,500.00) more than the Purchase Price to be paid by Purchase (the "Initial Overbid") (iii) be accompanied by a ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) deposit by way of cashier's check or certified funds; (iv) be delivered to counsel for Seller at least three (3) business days prior to the date of the hearing to approve the sale; and (v) be delivered to Purchaser concurrent with the delivery of the Overbid Offer to counsel for Seller. In the event the Real Property is sold to a third party purchaser, any funds deposited by Purchaser, including but not limited to, the Deposit, shall promptly be returned to Purchaser and Seller shall be required to immediately pay to Purchaser the additional sum of one percent (1%) of the Purchase Price to compensate Purchaser for its out-of-pocket expenses, reasonable attorneys' fees and related costs. Seller shall seek Bankruptcy Court approval of such overbid procedures in advance of the hearing on any sale motion.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                                            U.S. PLASTIC LUMBER LTD.

                                            By: /s/ Daniel R. Smith
                                                -------------------------------

                                            Name: Daniel R. Smith

                                            Title: Assistant Treasurer
                                                        "Seller"

                                            LEES DEVELOPMENT COMPANY, INC.

                                            By: /s/ [Signature illegible]
                                                --------------------------------
                                            Name:_______________________________

                                            Title:______________________________
                                                        "Purchaser"